Exhibit 99.1

Media Contact:
Michael Gillette
941-681-3121
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Investor Relations:
941-681-3135

FOR IMMEDIATE RELEASE

SINOFRESH HEALTHCARE, INC. REPORTS 2004 YEAR END RESULTS SHOWING AN
INCREASE IN NET REVENUES OF NEARLY 100%

ENGLEWOOD, FL, April 5, 2005 – SinoFresh HealthCare, Inc. (OTC BB: SFSH), producer of the first over-the-counter antiseptic nasal spray, SinoFresh™ Nasal, Oral & Sinus Care, proven to kill bacteria, germs and mold that can contribute to upper respiratory disorders, announced its financial results for the year ended December 31, 2004.

Revenue in 2004 was $3,564,514, up from $1,830,195 in 2003. Gross profit for 2004 was $2,621,891, up from $1,222,429 in 2003. These increases are primarily attributable to the expanded distribution network in 2004 compared to the prior year when national distribution was just beginning to develop. Additionally, revenues for 2004 were affected by the recognition of approximately $800,000 in pay-to-scan type sales. Shipments for these products took place primarily in the last quarter of 2003, but the sales recognition process had not been completed until 2004. SinoFresh is no longer subject to these contingent sales arrangements.

Revenue for the fourth quarter 2004 was $278,657 as compared to $1,052,307 for the same period in 2003. Gross profit was $152,044 as compared to $716,057 in the fourth quarter 2004 and 2003, respectively. The decreases for the fourth quarter results were primarily attributable to the lack of finances available for marketing and advertising activities. In addition, several large customers placed initial stocking orders in the fourth quarter of 2003. In December 2004, SinoFresh secured financing through convertible debentures in the amount of $1,830,000. A majority of this financing is earmarked toward marketing and advertising. In the first quarter of 2005, SinoFresh launched an advertising campaign utilizing both print and television media.

Total operating expenses for 2004 were $5,070,542 compared to $4,914,617 in 2003. This increase is a result of additional personnel in order to support the growing organization offset by a decrease in professional fees. The professional fees in 2003 were associated with the reverse merger and consulting fees for services that could not be performed in-house. Operating expenses for fourth quarter 2004 were $1,165,407 as compared to $2,271,574 in fourth quarter 2003. The fourth quarter 2003 expenses were higher than 2004 due to professional fees and marketing and advertising costs.

Net loss for 2004 was $3,706,280 ($.28 per basic share) as compared to $3,769,315 ($.33 per basic share) in 2003. The fourth quarter loss was $2,297,424 in 2004 and $1,413,998 in 2003. The 2004 net losses for the fourth quarter and the year are impacted by approximately $1,263,000 in charges associated with the December debenture financing.

Working capital deficit is approximately $208,000 as of December 31, 2004.

“We are pleased with the growth of our net revenues over the previous year and we anticipate continued growth through aggressive marketing programs and new product introductions in 2005,” stated Charles Fust, SinoFresh Chairman and CEO.

About SinoFresh HealthCare, Inc.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative therapies to treat inflammatory and infectious diseases of the upper respiratory system. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company holds many patents and patent applications on its innovative pharmaceutical technology and relies upon a distinguished panel of medical experts and a management team experienced in the bio-pharmaceutical arena.

The Company’s lead product, SinoFresh™ Nasal, Oral & Sinus Care, is the first over-the-counter antiseptic nasal spray that kills bacteria and fungi in the mouth and nose. The Company is also researching how antiseptic cleansing may aid in alleviating sinus distress, a problem that may affect 37 million Americans annually. SinoFresh™ Nasal, Oral & Sinus Care is available nationwide in Wal-Mart, Walgreens, Rite Aid, CVS, Sav-on drugs, Osco Drug and other drug, grocery and mass merchandise retailers. More information is available at www.sinofresh.com.

Safe Harbor Statement
Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2004 (file No. 0-49764). The Company’s actual results could differ materially from such forward-looking statements. The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

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•	SinoFresh™ is a registered trademark of SinoFresh HealthCare, Inc.